Exhibit 10.2

Thomas C. Gentile III

Via Email

Dear Tom:

I’m pleased to confirm our offer of employment to you as Chief Executive Officer and President, Hexcel Corporation (the “Company”), reporting to the Board of Directors of the Company (the “Board”), and commencing employment in that role no later than May 1, 2024.

You will join the Board as a regular member immediately following the Company’s 2024 Annual Meeting of Stockholders scheduled for May 2, 2024, and it is currently expected that you will assume the role of Chairman of the Board within the following twelve months.

Subject to the relocation accommodations described below and customary business travel requirements, you will fulfill your responsibilities at the Company’s Stamford, CT offices. For purposes of this offer letter, “Start Date” means the date, no later than May 1, 2024, that you commence employment with the Company as its Chief Executive Officer and President.

Subject to the satisfaction of the terms and conditions contained in this offer and your commencement of employment with the Company no later than May 1, 2024, this offer includes the following compensation:

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Annual base salary of $1,100,000 payable in equal bi-weekly installments. Your next opportunity for a salary increase review will occur on or about January 1, 2025.
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Eligibility to participate in Hexcel’s Management Incentive Compensation Plan (“MICP”) beginning with the 2024 performance period with a cash target award opportunity of 110% of base salary. Your target award opportunity for 2024 will not be pro-rated based on your Start Date. Payout under the MICP will be between 0 and 200% of target, with actual payment determined by the Board based on performance relative to applicable financial objectives established by the Board. Additional details regarding your participation in the MICP, including its terms and conditions, will be communicated to you at a later date.
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Eligibility to participate in Hexcel’s equity-based Long-Term Incentive Plan (“LTIP”), beginning in 2024, at a target award opportunity of 440% of your base salary. The 2024 LTIP award will be delivered in a mix of non-qualified stock options (“NSOs”) (33.3%) and performance share awards (“PSAs”) (66.7%). Performance shares vest based on Board approved financial performance metrics over a three-year performance period. Stock options vest ratably over three years with a ten-year life. Based on your anticipated Start Date, your 2024 grant will not be pro-rated and will be made in July 2024. Additional details regarding this equity award, including its terms and conditions, will be communicated to you at the time of grant. As the Chief Executive Officer and President of Hexcel Corporation, you will be subject to our stock ownership guidelines of 6 times your base salary, as described in our policy.
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As an additional inducement to join the Company, and assuming the satisfaction of all contingencies in this offer letter, you will receive the following sign-on awards:
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Cash sign-on award of $250,000, less applicable withholdings, payable within 30 days of the Start Date. Should you resign your employment without “Good Reason” and not due to your death or disability (each as defined in your Officer Severance Agreement) or should you be terminated by the Company for “Cause” on or prior to the first anniversary of the Start Date, you agree to repay this amount in full to the Company within 30 days of your exit or termination date.
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A one-time, sign-on RSU award with a grant date value of $1,000,000, calculated per Hexcel’s standard practice. One third of this award will vest on each of the first three anniversaries of Start Date, subject to your continuous employment through each vesting date. Based on your anticipated Start Date, your sign-on RSU grant will be made in July of this year. Other terms and conditions of the award will be governed by an award agreement substantially in the form filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed on February 7, 2024.
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A one-time, sign-on non-qualified stock option with a grant date value of $1,000,000, calculated per Hexcel’s standard practice, and a ten year term. One third of this award will vest on each of the first three anniversaries of the Start Date, subject to your continuous employment through each vesting date. Based on your anticipated Start Date, your sign-on option grant will be made in July of this year. Other terms and conditions of the award will be governed by an award agreement substantially in the form filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on February 7, 2024.

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For the purposes of this offer letter, the term "Cause" and the term "Good Reason" shall have the same meaning as those set forth in your Executive Severance Arrangement, dated as of the date hereof.
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You are required to relocate to the Stamford area within 9 months of your Start Date. You will receive comprehensive coverage under Hexcel’s relocation policy for new hire employees to support your permanent move. Our relocation services provider will contact you and provide a relocation services and repayment agreement for your signature.
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As part of your relocation support, your temporary living expenses will be covered for a period not to exceed six months and weekly first-class airfare as needed between Wichita, Kansas and Stamford, Connecticut (or other destinations as required by business travel) for a period not to exceed nine months. Temporary living and commuting support will cease should you secure a permanent residence prior to the end of the covered time frames noted above.
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Eligibility to participate in Hexcel’s comprehensive benefit plans available to other Company executives upon meeting customary requirements for eligibility and making employee contributions thereunder, which currently include our qualified 401(k) plan and non-qualified deferred compensation program, medical, dental, vision, disability, life insurance and an initial annual vacation allowance of six weeks.
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Reimbursement of reasonable, documented legal fees up to $30,000 incurred in connection with the preparation and negotiation of this offer letter, the Officer Severance Agreement, and all other ancillary agreements.

The final step in our employment process is a pre-placement physical examination which can be obtained at any Concentra Medical Center. As part of the pre-placement physical, Hexcel conducts a urine drug test. This offer is contingent upon the successful completion of the pre-placement physical and urine drug test. Failure of the drug test will result in a one-year period of employment ineligibility with Hexcel Corporation.

Your employment is contingent upon meeting Hexcel’s selection standards, which include, but may not be limited to, the following: verification of information you provided to us, a criminal record check and verification of prior employment and education.

We fully expect that our employment relationship will be mutually satisfactory, however your employment with Hexcel is at will. This means that your employment is for no specific period of time for you or the Company. Accordingly, either you or the Company can terminate the employment relationship at any time, for any reason or no reason. Contemporaneous with your execution of this offer letter, you will execute the Officer Severance Agreement attached as Exhibit A hereto, and this offer letter will, together with the Officer Severance Agreement, govern the terms and conditions of your employment and the severance and other benefits in the event of a qualifying termination.

You represent that the execution and delivery of this offer letter and the commencement of your employment with the Company will not conflict with, result in the breach of any provisions of, or constitute a default under, any agreement to which you are a party or by which you may be bound. You and the Company both acknowledge that this offer letter is an expression of mutual intention, entered into in good faith, for the purpose of establishing an employment relationship on the terms stated herein, and neither you nor the Company shall have any liability should the final terms of employment and commencement of employment fail to materialize.

Enclosed is information describing the scope and procedure of the Hexcel pre-placement physical as well as information concerning compliance with Export Control Regulations. Please note the documentation you will need to provide.

We are looking forward to you joining us and to a mutually rewarding association with Hexcel. In the meantime, should you have any questions please feel free to call me on _______.

Sincerely, Accepted / Date (no later than April 9, 2024)

/s/ Gina Fitzsimons

Gina Fitzsimons /s/ Thomas C. Gentile III

EVP, Chief Human Resources Officer Thomas C. Gentile III